Exhibit 10.12
SUSPENSION AGREEMENT
This Suspension Agreement (the “Suspension Agreement”) is effective as of the date of the last Party’s signature below (the “Suspension Date”) and executed as of the dates set forth below, by and among (i) NET Power, LLC, a Delaware limited liability company (“NET Power”), (ii) Nuovo Pignone S.r.l., an Italian limited liability company (“BH”), (iii) Rice Acquisition Holdings II LLC, a Cayman Islands limited liability company (“OpCo”), (iv) Nuovo Pignone International S.r.l., an Italian limited liability company (“NPI”), and (v) Rice Acquisition Corp. II, a Cayman Islands exempted company (“Parent”); collectively, NET Power, BH, NPI, OpCo, and Parent, are the “Parties” and each a “Party”.
RECITALS
WHEREAS, the Parties and Nuovo Pignone Tecnologie S.r.l., an Italian limited liability company, entered into an Amended and Restated Joint Development Agreement made as of December 13, 2022 (the “A&R JDA”) for the purpose of developing, manufacturing, and selling turbo expanders, including combustors for use in power plants, and the A&R JDA amended and restated the Joint Development Agreement, dated as of February 3, 2022, as amended by that First Amendment to Joint Development Agreement, dated effective as of June 30, 2022;
WHEREAS, the Parties entered into a License Agreement as of February 3, 2022 (“License Agreement”) for the purpose of licensing certain intellectual property rights in exchange for a license back to certain rights to modification and improvements to such intellectual property in pursuance of the obligations of each party under the A&R JDA;
WHEREAS, effective May 12, 2022, NET Power and Nuovo Pignone International S.r.l. entered into a commercial agreement (“Commercial Agreement”) for the purpose of commercializing the NET Power platform and the Parties’ products;
WHEREAS, effective January 1, 2026, Nuovo Pignone Tecnologie S.r.l. has been merged by incorporation into its sole shareholder and controlling company, Nuovo Pignone S.r.l., pursuant to and in accordance with Article 2501 and following of the Italian Civil Code, and that all active and passive relationships have been transferred, as a result of the merger, to the incorporating company Nuovo Pignone S.r.l., and, as such, BH is the successor to Nuovo Pignone Tecnologie S.r.l.;
WHEREAS, BH, Nuovo Pignone International S.r.l., Baker Hughes Energy Services LLC, NET Power, Net Power Inc., and Net Power Operations LLC entered into a suspension letter dated January 22, 2026 and effective on December 31, 2025 (the “Suspension Letter”) as varied by Variation Agreement No. 1 dated March 31, 2026 and Variation Agreement No. 2 dated June 4, 2026, that suspended performance under the A&R JDA amongst other things, until June 30th, 2026;

WHEREAS, following the execution of the A&R JDA, market and economic conditions affecting the deployment of utility-scale oxy-combustion natural gas power generation changed materially, and NET Power determined, in light of such changed conditions, that the commercialization of the utility-scale turboexpander program contemplated by the A&R JDA was not economical to pursue at this time. The Parties agreed that the suspension of the A&R JDA effected hereby arises solely from such changed market and economic conditions and not from any breach, default, or failure of performance by any Party under the A&R JDA, the License Agreement, or otherwise;
WHEREAS, the Parties mutually desire to indefinitely suspend the A&R JDA without terminating the A&R JDA or the License Agreement; and
WHEREAS, concurrent with the execution of this Suspension Agreement, BH and NET Power are entering into: (i) a suspension of the Commercial Agreement; and (ii) First Amendment to License Agreement (the “First Amendment to License Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Suspension Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1. The Parties mutually agree to continue the suspension set forth in the Suspension Letter, retroactively commencing as of January 1st, 2026, and continuing indefinitely, unless and until the Parties mutually agree in writing to reinstate the A&R JDA or the A&R JDA is terminated in accordance with this Suspension Agreement (the “Suspension Period”). For the avoidance of doubt, neither Party may reinstate the A&R JDA without the prior written consent of the other Party.
2. During the Suspension Period, Sections 2, 3, 7 (subject to the Released Claims set forth in Section 7 in this Suspension Agreement), and 8-14 of the Suspension Letter are hereby incorporated by reference. Following the end of the Suspension Period, Sections 2, 3, and 7-14 of the Suspension Letter shall expire.
3. In connection with any mutual agreement by the Parties to reinstate the A&R JDA, the Parties agree to negotiate in good faith amendments to Section 4, Exhibit A: Combustor Statement of Work, and Exhibit B: Turbo Expander Statement of Work, which shall be agreed to prior to the reinstatement of the A&R JDA.
4. In the event of any reinstatement of the A&R JDA, the Parties agree that all references in the A&R JDA to Nuovo Pignone Tecnologie S.r.l. shall be automatically amended to refer to Nuovo Pignone S.r.l.
5. At any time during the Suspension Period, the Parties may terminate the A&R JDA by mutual agreement. Except as set forth in the immediately preceding sentence, no other termination right, whether set forth in the A&R JDA, under common law, or otherwise, shall apply during the Suspension Period. Notwithstanding Section 1 of this Suspension

Agreement, in the event of any termination of the A&R JDA, the Parties agree that the following provisions of the A&R JDA shall survive such termination: Sections 1, 6.2 (solely during the Warranty Period, as defined in Section 6.4(a), and provided that, consistent with Section 6 of this Suspension Agreement, no warranty under Section 6.2 of the A&R JDA shall apply in respect of the Demonstrator Test Facility from and after the Suspension Date), 6.3 (solely during the Warranty Period), 6.4, 6.5, 7 (except for 7.4), 8, 9.2, 9.3, 9.4, 11.5(a), 11.5(b), 11.5(e), 12, 14, 15, and 16 (except for 16.1).
6.
a. Section 10(a)(iii) of the A&R JDA and any other provision of the A&R JDA, the License Agreement, or the Commercial Agreement granting BH access to or exclusivity over the Demonstrator Test Facility (as such term is defined in the A&R JDA) shall become null and void upon the execution of this Suspension Agreement and BH will no longer be entitled to access to the Demonstrator Test Facility under this Suspension Agreement, the A&R JDA, or otherwise.
7.
a. Subject to the Excluded Matters set forth in this Section, for good and valuable consideration, each of the Parties hereby forever releases, discharges, and acquits all other Parties and each of their respective affiliates, and each of the Parties’ respective predecessors, successors, assigns, shareholders, members, partners, officers, managers, directors, fiduciaries, employees, contractors, and representatives, in their personal and representative capacities, from liability, and each Party hereby waives any and all claims, damages, demands, or causes of action of any kind that such Party has or could have, whether known or unknown, suspected or unsuspected, against any other Party, including any and all claims, damages, demands, agreements, contracts, promises or causes of action relating to the A&R JDA, or any other acts or omissions related to any matter occurring or existing on or prior to the Suspension Date and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE PARTIES.
b. The Released Claims do not include any rights or claims that may first arise after the time that the Parties execute this Suspension Agreement.
c. Each Party hereby agrees not to bring or cause to be brought any Released Claims and represents and warrants that, as of the time each Party executes this Suspension Agreement, each Party has not brought or joined any lawsuit or filed any charge or claim against any of the other Parties in any court or before any government agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the Suspension Date.

Notwithstanding the foregoing, the Released Claims do not include, and nothing in this Section shall release, waive, or impair, any rights or obligations of the Parties arising under (i) this Suspension Agreement (ii) the suspension agreement with respect to the Commercial Agreement; (iii) the First Amendment to License Agreement; or (iv) any outstanding payment or wind-down obligation of either Party under the Suspension Letter or the Limited Notice to Proceed for the purchase of KPEP Long Lead Time Items dated December 28, 2023, as amended, including any amounts invoiced or accrued but unpaid as of the Suspension Date and amounts not invoiced at the Suspension Date, which shall be enforceable under this Suspension Agreement as if they were raised under this Suspension Agreement (collectively, the “Excluded Matters”).
8. Contemporaneously with the execution of this Suspension Agreement, the Parties have entered into the First Amendment to License Agreement, attached hereto as Exhibit A.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Suspension Agreement as of the Suspension Date.
NET POWER:
NET POWER, LLC
By: /s/ Danny Rice
Name: DANNY RICE
Title: Chief Executive Officer
Date: 9/8/2026

BH:
NUOVO PIGNONE S.R.L.
By: /s/ Frédéric Greiner
Name: FRÉDÉRIC GREINER
Title: Business Management Vice President
Date: 9/8/2026

NPI:
NUOVO PIGNONE INTERNATIONAL S.R.L.
By: /s/ Frédéric Greiner
Name: FRÉDÉRIC GREINER
Title: Business Management Vice President
Date: 9/8/2026

OPCO:
RICE ACQUISITION HOLDINGS II LLC
By: /s/ Danny Rice
Name: Danny Rice
Title: CEO
Date: 9/8/2026

PARENT:
RICE ACQUISITION CORP. II
By: /s/ Danny Rice
Name: Danny Rice
Title: CEO
Date: 9/8/2026

EXHIBIT A
LICENSE AGREEMENT AMENDMENT
[Exhibit A (License Agreement Amendment) has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The First Amendment to License Agreement is filed as Exhibit 10.14 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.]